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                                   EXHIBIT 21


1.       Beijing Linkhead Technologies Co., Limited

2.       PacificNet Epro Telecom Holdings Limited

3.       Guangzhou YueShen TaiYang Technology Limited

4.       Smartime Holdings Limited

5.       Cheer Era Limited

6.       PacificNet Communications Limited

7.       PacificNet Strategic Investment Holdings Limited

8.       PacificNet Limited

9.       PacificNet Solutions Limited

10.      PacificNet Tech (SZ) Limited